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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
PETCO Animal Supplies, Inc.:

        We consent to incorporation by reference in the registration statement on Form S-8 of our report dated March 18, 2002, relating to the consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of February 3, 2001 and February 2, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended February 2, 2002, which report appears in the February 2, 2002, annual report on Form 10-K as amended by Amendment No. 1 on Form 10-K/A of PETCO Animal Supplies, Inc.

/s/ KPMG LLP
San Diego, California October 7, 2002

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  Exhibit 23.1
Independent Auditors' Consent